Exhibit 10.7

Written Description of the Material Terms of the

Excelerate Energy 2021 Short Term Incentive Plan

Bonus-eligible employees of Excelerate Energy Limited Partnership, including each of Excelerate Energy, Inc.’s executive officers, are eligible to receive a cash incentive bonus payment during the 2022 calendar year based upon the achievement of annual company and individual performance goals for the 2021 calendar year. Each executive has a target bonus opportunity as a specified percentage of the executive’s base salary for the year and may earn a bonus above or below that target level based on final performance achievements.

In February 2022, the Excelerate Energy, Inc. board of directors (the “Board”) intends to evaluate the individual performance of each executive officer against certain individual and strategic goals (weighted 20%) and the company’s performance against enterprise-wide performance goals (weighted 80%) in the areas of:

•	EBITDA (weighted 45%);
•	Operating and G&A Expenses (weighted 10%);
•	Capital Expenditures (weighted 10%); and
•	Safety (weighted 15%).

Any final earned annual bonus amounts will be paid in a cash lump sum, less applicable taxes and withholdings, as soon as practicable thereafter.